Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made by and between Narciso (“Nick”) A. Rodriguez-Cayro (“Executive”), and MTR Gaming Group, Inc., together with each and every of its predecessors, successors (by merger or otherwise), partners, affiliates, joint venture partners, divisions, directors, officers, insurers, employees and agents, whether present or former (collectively, the “Company”).  Executives and the Company are referred to collectively herein as the “Parties.”

WHEREAS, Executive has been employed by the Company as Vice President for Regulatory Affairs, General Counsel, and Secretary pursuant to an Employment Agreement dated December 16, 2010;

WHEREAS, Company and Executive seek to conclude the employment relationship in a managed and structured way that assists both Parties and concludes their otherwise ongoing and mutual obligations to each other; and

WHEREAS, Executive desires to execute this Agreement, including the General Release of claims set forth below, in exchange for Executive’s immediate release from employment and receipt of a Severance Payment, as defined herein;

NOW, THEREFORE, in consideration of these recitals and the mutual agreements contained herein and the Severance Payment, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree, promise and covenant as to each of the following:

1.                                      General Statement of Separation Plan.  Company and Executive have agreed to mutually conclude Executive’s Employment relationship through a structured resignation.

a.                                      Company is prepared to terminate Executive without cause and to pay Executive all of the benefits due to him under his employment agreement in the event of a without cause termination, provided that Executive signs a release in a form acceptable to the Company.

b.                                      In recognition of Executive’s service to the Company, Company is prepared to offer Executive additional consideration, as set forth in this Agreement, for his voluntary resignation from the Company and execution of the release contained in this Agreement.

2.                                      Resignation and Date.

a.                                      Under the terms of this Agreement, the Company and Executive will set a “Resignation Date.”

b.                                      The Resignation Date shall define the time periods for all payments otherwise due Executive under his employment agreement, bonus plans or this Agreement.

c.                                       The Resignation Date will be Friday, January 31, 2014.

d.                                      Executive will provide Company with a written resignation letter on or before Friday, January 17, 2014, 5:00 pm, which will specifically identify the Resignation Date of January 31, 2014.

e.                                       Executive shall remain on paid vacation until the Resignation Date.  Executive shall prepare for and attend his deposition scheduled for January 23, 2014, or on any rescheduled date (including any date after January 31, 2014, notwithstanding his resignation).

f.                                        Prior to the Resignation Date, Executive will refer all third-party or employee requests for information or action by the Company to the Chairman of the Board.

g.                                       Should Executive need information related to this Agreement or its terms, he shall direct such inquiries and communications through counsel and he shall not make them directly to any employee or Board Member of Company.

3.                                      Change of Control Benefit Not Otherwise Owing to Executive.  In consideration for the terms set forth in this Agreement, Company shall provide Executive with certain benefits he would otherwise have been entitled to relevant to a planned forthcoming Change of Control transaction with Eldorado HoldCo, LLC (“Eldorado”) as set forth in the current Securities and Exchange Commission S-4 Filing, but which will not take place until after Executive is no longer an employee of Company (“the Eldorado Transaction”):

a.                                      If the company completes the Eldorado Transaction in 2014, Executive will receive a lump sum payment from the Company within 30 days of closing in the amount of six-months’ base salary.

b.                                      This payment is expressly conditioned on Executive not acting in a manner adverse to the Eldorado Transaction or its closing.

c.                                       This Change of Control benefit applies only to the Eldorado Transaction.  If the Eldorado Transaction does not conclude during 2014, this Change of Control payment will not be owed to Executive.

4.                                      Base Salary Continuation. Company will pay Executive the base salary continuation amount set forth in Section 6(a)(i) of Executive’s employment agreement (12 months from the resignation date).  Per the employment agreement, the base salary continuation will be paid in equal installments over the 12-month period in accordance with the Company’s normal payroll practice.

5.                                      Vacation.  Company will pay out Executive’s accrued and unused vacation of four (4) weeks in a lump sum, on or before the Resignation Date per Section 5(g) of executives’ Employment Contract.

6.                                      Healthcare Benefits.

a.                                      Company will continue Executive’s current medical coverage under the Company’s standard group health plan, including vision and dental, for 12 months following the resignation date, as per Section 6(a)(iii) of the employment agreement (the “Healthcare Benefit Period”).

b.                                      If the Company completes the Eldorado transaction (described in Paragraph 3 of this Agreement) in 2014, the Company shall extend the Healthcare Benefit Period for an additional 6 months, as per Section 6(e) of the employment agreement (the “Extended Healthcare Benefit”), subject to the following qualifications.

(1)                                 In the event Executive becomes eligible for group health insurance at a new employer during the Extended Healthcare Benefit Period, Executive shall notify Company of the available coverage and its cost.

(2)                                 Company reserves the right to have Executive participate in the new employer’s plan and to discontinue paying the Extended Healthcare Benefit.

(3)                                 The new employer’s plan need not be identical to that offered by Company, just reasonably close in terms of level of coverage and services.  The issue of reasonableness can be decided in arbitration if the Parties disagree.

(4)                                 To the extent the monthly premium for health insurance under the new employer’s plan is greater than what Executive would have paid as a monthly premium for Company’s insurance during the Extended Healthcare Benefit Period, Company will reimburse Executive up to $500/month for any difference in the monthly premium payment for Executive’s coverage with the Company and the monthly premium under the new employer’s plan.

(5)                                 This $500 is strictly limited to the monthly premium during the Extended Healthcare Benefit period and will not include any other out of pocket payments or co-pays.

(6)                                 For any month in which Executive seeks reimbursement, he will furnish appropriate records verifying cost and coverage.

7.                                      Extended Healthcare [MERP].

a.                                      The Company will either (a) if permissible under the terms of the plan and by law, continue Executive’s current coverage under the MERP for 12 months following the resignation date, or (b) provide Executive with equivalent reimbursement outside of the MERP for medical expenses that would otherwise have been covered by the MERP.

b.                                      Company shall have sole discretion to choose between options “(a)” and “(b),” which will provide Executive with equivalent benefits.

8.                                      Life Insurance. The Company will pay Executive’s premium for 2014 under the Company’s life insurance plan.  Executive’s coverage is portable provided that Executive continues to pay the premium.

9.                                      Car Allowance.  Executive’s car allowance will terminate on January 31, 2014.

10.                               Cell Phone.  Executive’s cell phone allowance will terminate on January 31, 2014.

11.                               Long-Term Incentive Plan (“LTIP”). Executive will receive LTIP benefits consistent with the terms of the plan documents and the employment agreement, based on a termination without cause, and as further described in this Paragraph 11:

a.                                      Stock Option Plan. Executive’s unvested stock options will vest at the Change of Control related to the Eldorado Transaction.  If the Eldorado Transaction does not occur, Executive’s unvested stock options are forfeited.  Executive will have a three-month period after termination to exercise stock options already vested as of the Resignation Date.  Should additional options vest as a result of the Eldorado Transaction, Executive shall have an additional three-month period to exercise those additional vested options.

b.                                      Restricted Stock Unit Plan.  Pursuant to the terms of Executive’s employment agreement, Executive’s outstanding and unvested restricted stock units will vest upon termination.

c.                                       Long-Term Incentive Cash Units Plan. Executive’s granted, but unvested, Long-Term Incentive Cash Units will vest at the Change of Control related to the Eldorado Transaction.  If the Eldorado Transaction does not occur, Executive’s unvested Long-Term Incentive Cash Units will be forfeited, pursuant to the Plan’s terms.  Executive will retain all vested Long-Term Incentive Cash Units.

12.                               Payment of 2013 Bonus [Annual Incentive Plan]. Company will pay Executive his 2013 bonus, as required by Section 6(iii) of his employment agreement.  Executive will receive his 2013 bonus, if one is owed under the Plan, within seven (7) days of the Company receiving its audited 2013 financials and declaring a payment is triggered.  The Company anticipates such payment, if any, would be made on or before March, 31, 2014.

13.                               Payment of 2014 Bonus [Annual Incentive Plan]. As set forth in Section 6(a)(ii) of the employment agreement, Executive will not receive a 2014 bonus because he will not be employed by the Company for at least six (6) months in 2014.

14.                               Consulting Arrangement.  The Company and Executive agree that it may be advantageous to undertake a consulting arrangement of some kind after Executive resigns.  Should such a need arise, the Parties will negotiate in good faith a separate agreement or contract setting forth the scope of such a consulting arrangement and related compensation and reimbursement of expenses.

15.                               Legal Fees.  Executive will be responsible for his own legal fees in connection with his separation and the negotiation of the separation agreement

16.                               Compliance Review and Approval. All payments and benefits offered to Executive under this Agreement shall be contingent upon review by corporate counsel for compliance with the transaction documents, all applicable securities laws, gaming laws and any other potentially applicable laws.  Such review shall take place as quickly as is reasonable.  Should any provision of this Agreement not be permitted under law, the Parties agree to conform the Agreement to any legal requirements.  Without limiting this provision, if certain payments or vesting of equity interests cannot be made on the schedule the Parties set forth in this Agreement, the obligations shall be fulfilled as soon as permitted by law, and not be deemed void.  The Company shall not be required to restate any schedule or filing with the SEC or equivalent state commission or agency solely in order to fulfill any timeline set forth in this Agreement.  Any dispute that cannot be resolved under this provision may be submitted to Arbitration.

17.                               Open Items Memorandum.  Executive shall update by no later than January 21, 2014 at 5:00 p.m., the litigation database, which contains a list of all open matters, cases and projects he is working on for Company.  Executive shall ensure that the database includes a brief summary of the item, any action items required by the Company and listing of forthcoming deadlines, if any, and relevant points of contact (such as opposing counsel or regulators)  so that Company may reasonably transition these matters without interruption, delay or prejudice.  Executive agrees that he will cooperate with Company and answer questions and otherwise offer reasonable assistance related to transitioning matters.

18.                               Effective Date. Company shall sign this Agreement first.  The Effective Date is then the eighth calendar day after Executive signs it and does not revoke it.

19.                               Timing Clause.  Notwithstanding any other provision of this Agreement, if the Executive’s letter of resignation is not tendered on or before Friday, January 17, 2014, this Agreement is of no force and effect.

20.                               Executive’s General Release of Claims. Upon Executive’s execution of this Agreement, and in consideration of the payments and other benefits described above, Executive hereby fully, finally, and unconditionally releases and completely and forever discharges the Company, on behalf of and for the benefit of itself and its past and present predecessors, successors, divisions, affiliates, subsidiaries and related companies or entities, all past, present, or future officers, directors, partners, employees, agents, attorneys, owners, shareholders, insurers, heirs, and assigns (collectively, the “Released Parties”), from any and all actions, claims, charges, and demands of any kind whatsoever that Executive has or may have against the Released Parties based upon any act, transaction, or matter of any kind which arose or occurred prior to the date of this General Release, including but not limited to any claim arising from his services for the Company as an employee, or otherwise, or the termination of those services.  Executive specifically releases the Released Parties from any rights or claims that he may have based upon the Pennsylvania Wage Payment and Collection Law, which regulates the payment of wages and other compensation; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin, or sex; the Age Discrimination in Employment Act including the Older Workers Benefits Protection Act (“ADEA”), which prohibits discrimination on the basis of age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Lilly Ledbetter Fair Pay Act, which prohibits discrimination in pay on the basis of protected characteristics; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against disabled persons; the Family and Medical Leave Act, as amended, which permits extended time away from work to handle certain family or medical needs; the Pennsylvania Human Relations Act, which prohibits discrimination in employment based on race, gender, and certain other characteristics; and any and all other federal, state, or local laws or regulations that regulate employment terms and conditions or prohibit employment discrimination, except as such release is limited by applicable laws.  Executive also releases the Released Parties from any claim for wrongful discharge, constructive discharge, unfair treatment, breach of public policy, express or implied contract, failure to promote, lost wages, intentional or negligent infliction of emotional distress, libel, slander, or any other claims arising under common law that relate in any way to Executive’s services for the Company or his separation there from.  The matters released by this General Release shall be referred to collectively as the “Released Matters.”

21.                               Waiver of Known and Unknown Claims.  This General Release covers claims that Executive knows about and those that he may not know about up through the date of this General Release.  The only claims that are not being waived and released by Executive are claims he may have for: (a) violation of any federal, state, or local statutory and/or public policy, right, or entitlement that, by applicable law, is not waivable; (b) any wrongful act or omission occurring after the date Executive signs this Agreement; and (c) any lawful claims that Executive may make for unemployment compensation benefits.  This General Release specifically includes any and all claims for attorney’s fees and costs that are incurred by Executive for any reason arising out of or relating to any or all matters covered by this Agreement.

22.                               Waiver of Age Discrimination Claims and Opportunity to Review and Revoke.  Executive knows that he is waiving his rights under the Age Discrimination in Employment Act, including the Older Workers Benefits Protection Act (“ADEA”),

a.                                      Executive acknowledges that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects,

b.                                      Company afforded Executive twenty-one (21) days within which to consider, read and review the terms of the Agreement,

c.                                       Company advised Executive to review this Agreement with legal counsel of his choice and obtain any needed clarifications before he signed it,

d.                                      Executive did obtain legal counsel who acted on Executive’s behalf and negotiated this agreement with Counsel for the Company,

e.                                       Executive acknowledges that he has seven (7) days following the execution of the Agreement to revoke the Agreement, with the Agreement not to become effective until the eighth (8th) day following Executive’s signing of the Agreement (the “Final Effective Date”),

f.                                        Executive may at any time prior to the Final Effective Date revoke this Agreement by delivering to the Company’s Chief Executive Officer, written notice of revocation before 5:00 p.m. on the seventh (7th) day following Executive’s signing of the Agreement, or having his legal counsel deliver written notice to legal counsel for the Company,

g.                                       In the event that Executive revokes the Agreement prior to the eighth (8th) day after its execution, the Agreement, and the promises contained in it, shall automatically be null and void.  If the last day of the revocation period falls on a Saturday, Sunday, or holiday, the last day of the revocation period will be deemed to be the next business day.

23.                               Company’s General Release of Claims. Upon Company’s execution of this Agreement, and in exchange for Executive’s resignation, and other benefits to the Company described herein, the Company and its employees hereby fully, finally, and unconditionally releases and completely and forever discharges the Executive, on behalf of and for the benefit of itself and its past and present predecessors, successors, divisions, affiliates, subsidiaries and related companies or entities, all past, present, or future officers, directors, partners, employees, agents, attorneys, owners, shareholders, insurers, heirs, and assigns (collectively, the “Released Parties”), from any and all actions, claims, charges, and demands of any kind whatsoever that the Company has or may have against the Executive based upon any act, transaction, or matter of any kind which arose or occurred prior to the date of Executive’s resignation and execution of this General Release.  Notwithstanding the foregoing, Company does not release Executive for material conduct discovered after the date of his resignation that is deemed to constitute fraud or was intentionally hidden from Company on or before the Resignation Date.

24.                               Survival of Post-Employment Covenants.  Notwithstanding any other provision in this Agreement, Executive remains subject to and bound by Sections 7(a) — (e) of his Employment Agreement.

a.                                      The post employment covenants set forth in Executive’s employment agreement are in full force and effect as of the Resignation Date.

b.                                      For purposes of calculating the “Restricted Period” under Section 7(c) of Executive’s Employment Agreement, Executive’s resignation shall be considered a termination without cause pursuant to Section 6(a) of his Employment Agreement and the “Severance Period” shall be the base salary continuation period described in Paragraph 4 of this Agreement.

25.                               Executive’s Covenant Not to Sue or Initiate Administrative Actions Against the Company.

a.                                      Executive represents and acknowledges that he does not have any claims of any kind pending against the Company in any Federal or State Court or arbitral body, or in any administrative agency.

b.                                      Executive promises never to file any charge, claim, complaint, demand for arbitration, or lawsuit against the Released Parties or allow any other party acting on his behalf to do so based on any of the claims released herein.  This Agreement does not prohibit Executive from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any similar state commission or agency; provided, however, that Executive expressly releases and waives his right to recovery of any type, including damages, reinstatement or any other benefit, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.

26.                               Remedies.  All remedies at law or in equity shall be available for the enforcement of this Agreement.  This Agreement may be pleaded as a full bar to the enforcement of any claim which Executive may have against the Company.

27.                               Return of Company Property.  Executive represents that he has returned all property of the Company in his possession, custody, or control, regardless of its location, and including, but not limited to, files, documents and any copies thereof, computer equipment, software, credit cards, keys, security passes, and any other Company property in his possession; provided that in respect to files, documents and copies thereof Executive shall be in compliance with this provision if he returns such materials to the Company, care of the Company’s Chief Executive Officer, within five (5) business days of the Effective Date.

28.                               No Admissions.  Neither the execution of this Agreement by the Company or Executive, nor the terms hereof constitute an admission by any party, or by any agent or employee or any party, of liability with respect to any possible claim which was or could have been made by an adverse party hereto

29.                               No Reapplication for Employment..  Executive waives any claim to future employment with the Company and further agrees that he will not, at any time in the future, apply for or seek any type of employment or independent contractor work with the Company, including but not limited to full-time, part-time, or temporary employment. If Executive does apply for such future employment, he hereby acknowledges that the Company’s refusal to hire him, or subsequent termination of his employment or contract, will be legitimately based upon this provision, and not for some other, unlawful reason.  If the Parties enter into discussions about, or reach, a separate consulting arrangement, that shall not be deemed a violation of this paragraph.

30.                               Non-Disparagement. Executive shall not, in connection with any matter that has occurred up to the signing of this Agreement, knowingly disparage the Company or any of the Company’s employees. The employees of the Company directly and/or indirectly involved in the drafting and approval of this Agreement, Management and Members of the Board shall not, in connection with any matter that has occurred up to the signing of this Agreement, knowingly disparage Executive. Consistent with Company policy, the Company will provide confirmation of Executive’s dates of employment and last rate of pay.  No further reference (positive or negative) will be provided about Executive.

31.                               Confidentiality.  No party shall disclose or publicize the terms of this Agreement, directly or indirectly, to any person or entity; provided however, that the Company and Executive may disclose the terms and/or facts of this Agreement to their respective accountants, attorneys, and other professional advisors as reasonably required, and to others as required by law, and Executive may disclose the terms and/or facts of this Agreement to his immediate family, and, if required, to governmental and regulatory authorities, on the condition that such individuals agree to keep the information confidential to the extent permitted by law.  If disclosure is required by a governmental and/or regulatory agency, or pursuant to a Court Order, Executive shall notify the Company.

32.                               Section 409A Compliance.  The parties intend that any and all payments, benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, and the provisions of this Agreement shall be construed in a manner consistent with that intention. Executive’s right to receive the payments described in this Agreement shall be treated as a right to receive a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii). The Company and Executive understand that Executive’s resignation from employment qualifies as a “separation from service” for purposes of Section 409A, including Treas. Reg. Section 1.409A-1(h). Neither the Company nor Executive, individually or in combination, may accelerate any payment that is subject to Section 409A except in compliance with Section 409A. The Company shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement; provided that the Company will take no action pursuant to this Section or otherwise that will increase the tax liability that Executive would otherwise incur in respect to the payments characterized as wage payments and reported on IRS Form W-2.

33.                               Entire Agreement (Merger & Integration).

a.                                      Supersedes.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company or Executive’s resignation from employment, and contains all of the covenants and agreements between the parties with respect to such employment or resignation in any manner whatsoever.  Any modification or waiver of any provision of this Agreement will be effective only if it is in writing signed by the Parties.

b.                                      No Other Payments.  Executive also acknowledges and understands that he shall receive no other wages, bonus, commissions, vacation, or any other payments or benefits from the Company, except as expressly stated in this Agreement.

c.                                       Other Employment Agreements and Plans No Longer of Legal Significance.  Subject to the terms contained herein and references integrating specific enumerated provisions of Executive’s December 16, 2010 Employment Agreement, this Agreement supersedes any and all rights that Executive might have under any bonus plan, benefit plan or other compensation arising out of his employment with Company.  Such documents shall have no legal significance except as may bear on informing how a specific calculation might be determined for a benefit otherwise established by this Agreement.  Any inconsistency between this Agreement and any other document shall be resolved in favor of this Agreement.

34.                               General Provisions.

a.                                      Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and beneficiaries, and it shall be binding upon and inure to the benefit of the Company and its successors and assigns.  Company includes all employees, owners, advisors, attorneys and financial advisors of the Company, owners and any other investors.

b.                                      Acknowledgment of Consideration.  Executive acknowledges that, in return for executing this Agreement, he is receiving consideration to which he may not otherwise be entitled.

c.                                       Arbitration; Injunctive Relief.  Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in the Philadelphia, Pennsylvania area in a proceeding held under the under the American Arbitration Association employment contract rules, as may be in place at the time of a dispute of. The arbitrator(s) shall have no authority to grant either party any consequential, incidental, punitive or special damages.

d.                                      Governing Law.  This Agreement and the General Release herein will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws.

e.                                       Injunctive Relief. Notwithstanding the foregoing provisions of this paragraph, recognizing the irreparable damage will result to the Company in the event of the breach or threatened breach of any of the covenants in this Agreement, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies which may be available to it (including, without, limitation immediate cessation of any payments due under this Agreement), shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive from the continuation of such breach.

f.                                        Jurisdiction and Venue.  The Parties consent to the jurisdiction of the American Arbitration Association for proceedings in Philadelphia, Pennsylvania.  Any legal action permitted under this Agreement shall be brought and maintained in the United States District Court for the Eastern District of Pennsylvania, so long as there is subject matter jurisdiction in that Court.  If there is no such subject matter jurisdiction, the matter shall be brought and maintained in the Philadelphia Court of Common Pleas.

All Parties consent to the jurisdiction of those Courts and agree not to raise improper or inconvenient venue as a basis for transferring the case or arbitration.

g.                                       Severability.  The terms, conditions, covenants, restrictions, and other provisions contained in this Agreement are separate, severable, and divisible.  If any term, provision, covenant, or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

h.                                      Counterparts; Electronic Delivery.  This Agreement may be executed in any number of counterparts, and with facsimile signatures, with the same effect as if all of the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

i.                                          Notice.  Any notice required or permitted to be given pursuant to this Agreement shall be sufficient only if in writing and sent by certified or registered mail, return receipt requested, (i) if the notice is to the Company, to the Chief Executive Officer at the Company’s Corporate office, and (ii) if the notice is to Executive, at his address on record with the Company and sent by certified or registered mail, return receipt requested.  Notice shall also be sufficient if delivered by hand to the persons specified in the preceding sentence, as applicable.

j.                                         Cooperation.  Executive agrees to reasonably cooperate to the best of his ability execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.  Executive furthermore agrees to reasonably cooperate with the Company in any and all investigations, inquiries or litigation whether in any judicial, administrative, public, quasi-public or private forum, in which the Company is involved, whether or not Executive is a defendant in such investigations, inquiries, proceedings or litigation.  Specifically, Executive shall provide truthful and accurate testimony, and background information as Company may reasonably request.  The Company will reimburse Executive for reasonable travel and other business expenses incurred by Executive in connection with these services, upon presentation of receipts and other appropriate documentation as is necessary to verify such expenses.  Should Executive’s required services under this Paragraph 34(j) exceed one (1) hour per month, Executive shall be compensated at a reasonable hourly rate for such services in excess of one (1) hour per month; provided, however, that all services in excess of one (1) hour per month must be pre-approved in writing by the Company’s President and Chief Operating Officer or such other responsible Company official designated by the President and Chief Operating Officer, and that Executive shall not be entitled any compensation for services that have not been so approved.

k.                                      To the extent any term of this Agreement is found to be invalid, a Court should enforce the remainder of the Agreement, unless doing so would reach an absurd result.

l.                                          If any term in this Agreement causes an unexpected cost to be incurred by a party (such as tax payments), each party shall bear that cost, including interest, penalties and any counsel fees, on its own and shall not seek further sums from the other.

m.                                  Notwithstanding any other provision in this Agreement, the Company remains subject to and bound by Section 10 of Executive’s Contract labeled “Indemnification”, and reaffirms the same without limitation for those events and occurrences occurring on or prior to Executive’s Resignation Date.

n.                                      The Company agrees that should Executive die during the term encompassed by this Agreement, all benefits described herein, with the exception of any benefit pursuant to a “Consulting Agreement,” as described in this Agreement, shall inure to the benefit of his surviving spouse and children in accord with Executive’s Last Will and Testament.

[Signatures on Next Page]

IN WITNESS WHEREOF, Narciso A. Rodriguez-Cayro and MTR Gaming Group, Inc. each acknowledge that the terms of this Agreement are contractual, that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, that they are voluntarily entering into this Agreement with full knowledge of its respective provisions and effects, and that they have voluntarily caused the execution of this Agreement as of the day and year set forth below:

/s/ Narciso A. Rodriguez-Cayro		/s/ Steven M. Billick
Narciso A. Rodriguez-Cayro		For MTR Gaming Group, Inc.

		Name:	Steven M. Billick

		Title:	Chairman of the Board

Date:	January 14, 2014	Date:	January 14, 2014

EXHIBIT A
DRAFT TEXT OF RESIGNATION LETTER

[DATE]

MTR Gaming Group

Attn: Joseph L. Billhimer, President & COO

State Route 2

Chester, WV 26034

I, Narciso A. Rodriguez-Cayro, hereby resign as Vice President for Regulatory Affairs, General Counsel, and Secretary of MTR Gaming Group, Inc. (the “Company”) and from any and all other offices or positions that I hold in or with the Company.  This resignation is effective as of Saturday, January 18, 2014, at 5:00 p.m.

Sincerely,

Narciso A. Rodriguez-Cayro

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